EXHIBIT 99.1

Hanmi Reports Third Quarter 2021 Results

2021 Third Quarter Highlights:

  Third quarter net income of $26.6 million, or $0.86 per diluted share, up 20.1% from $22.1 million, or $0.72 per diluted share from the prior quarter and up 62.5% from the same quarter last year.
  Loans receivable were $4.86 billion at quarter-end and third quarter loan production reached $500.0 million; loans receivable increased 3.4% from the second quarter and 5.5% since year-end 2020 when excluding Paycheck Protection Program (“PPP”) loans.
  Deposits climbed to $5.73 billion and noninterest-bearing deposits increased to 44.5% of the portfolio; deposits increased 1.8% from the second quarter and 8.6% since year-end 2020.
  A $7.2 million recovery of credit loss expense for the third quarter compared with $3.3 million for the second quarter; allowance for credit losses was 1.58% at September 30, 2021 compared with 1.73% at June 30, 2021.
  Nonperforming assets declined 58.4% from the second quarter and were 0.32% of total assets at quarter-end compared with 0.80% at June 30, 2021.
  Net interest income was $50.0 million and included $1.6 million of interest income from PPP loans; up 3.2% quarter-over-quarter when excluding PPP; $21.9 million of PPP loans remain at the end of the third quarter.
  Net interest margin was 3.07% for the third quarter, or 3.00% excluding interest from PPP loans.
  Third quarter noninterest income increased 40.8% to $12.5 million from the previous quarter on higher levels of SBA gains as well as higher levels of service charges and fees.
  Noninterest expense was $32.5 million, up 5.6% from the previous quarter on higher advertising and promotion expenses and compensation from higher loan production; The efficiency ratio for the third quarter was 52.01% compared with 52.66% for the prior quarter.
  Issued $110 million of fixed-to-floating rate subordinated debt with initial annual interest rate of 3.75%.
  Hanmi remained well capitalized with a Total risk-based capital ratio of 17.27% and a Common equity Tier 1 capital ratio of 11.85% at September 30, 2021; tangible common equity to tangible assets ratio was 8.98% (9.01% excluding PPP loans) at the end of the third quarter.

For more information about Hanmi, please see the Q3 2021 Investor Update (and Supplemental Financial Information), which is available on the Bank’s website at www.hanmi.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov. Also, please refer to “Non-GAAP Financial Measures” herein for further details of the presentation of certain non-GAAP financial measures.

LOS ANGELES, Oct. 26, 2021 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC, or “Hanmi”), the parent company of Hanmi Bank (the “Bank”), reported net income for the 2021 third quarter of $26.6 million, or $0.86 per diluted share, compared with $22.1 million, or $0.72 per diluted share for the second quarter and $16.3 million, or $0.53 per diluted share for the 2020 third quarter.

Bonnie Lee, President and Chief Executive Officer, said, “Our performance in the third quarter highlights the strength of the Hanmi franchise and the ongoing success of our strategy to build deeper relationships with both new and existing customers. New loan production of $500 million was nearly two times higher than a year ago and reflects growth across most loan categories, including record SBA loan production. The strength of our loan production platform helped drive a 3.4% increase in loans from the prior quarter and 5.5% growth year-to-date, excluding PPP loans. Importantly, we have a very robust loan pipeline heading into the fourth quarter. In addition, deposit gathering continues to benefit from various initiatives designed to build and expand business banking relationships. Deposits increased solidly in the quarter and are up 8.6% since the end of last year with growth primarily driven by noninterest-bearing demand deposits, which now comprise 44.5% of total deposits.”

Ms. Lee continued, “Comprehensive credit management practices are embedded in the fabric of the Hanmi culture and have delivered steady improvement in asset quality. Nonperforming assets declined 58.4% from the prior quarter to just 0.32% of total assets and we continue to see loans upgraded, as well as payments and payoffs. We also recorded a $7.2 million recovery of credit loss expense in the third quarter illustrating the continued positive asset quality trends and improving macroeconomic outlook. Reducing the risk in our loan portfolio remains a priority and we are committed to reducing loan exposure to riskier asset classes including hospitality loans.”

Ms. Lee concluded, “The strong operational execution in the quarter helped generate substantial earnings growth. Third quarter income expanded to $26.6 million, or $0.86 per diluted share, a new record and a 20% improvement over the prior quarter. Looking ahead to the fourth quarter, momentum continues to build and we currently anticipate a very strong finish to the year.”

Quarterly Highlights
(Dollars in thousands, except per share data)

	As of or for the Three Months Ended					Amount Change
	September 30,	June 30,	March 31,	December 31,	September 30,	Q3-21	Q3-21
	2021	2021	2021	2020	2020	vs. Q2-21	vs. Q3-20

Net income	$26,565	$22,122	$16,659	$14,326	$16,344	$4,443	$10,221
Net income per diluted common share	$0.86	$0.72	$0.54	$0.47	$0.53	$0.14	$0.33

Assets	$6,776,533	$6,578,856	$6,438,401	$6,201,888	$6,106,782	$197,677	$669,751
Loans receivable	$4,858,865	$4,820,092	$4,817,151	$4,880,168	$4,834,137	$38,773	$24,728
Deposits	$5,729,536	$5,629,830	$5,509,823	$5,275,008	$5,194,292	$99,706	$535,243

Return on average assets	1.58%	1.38%	1.08%	0.92%	1.08%	0.20	0.50
Return on average stockholders' equity	17.13%	14.91%	11.63%	10.01%	11.74%	2.22	5.38

Net interest margin	3.07%	3.19%	3.09%	3.13%	3.13%	-0.12	-0.06
Efficiency ratio (1)	52.01%	52.66%	52.92%	55.53%	56.73%	-0.65	-4.72

Tangible common equity to tangible assets (2)	8.98%	9.01%	8.87%	9.13%	9.05%	-0.02	-0.07
Tangible common equity per common share (2)	$19.96	$19.27	$18.59	$18.41	$17.95	$0.69	$2.01

(1) Noninterest expense divided by net interest income plus noninterest income.
(2) Refer to "Non-GAAP Financial Measures" for further details.

Results of Operations
Net interest income was $50.0 million for the third quarter of 2021 compared with $49.6 million for the second quarter of 2021. Third quarter interest and fees on loans receivable increased 0.3%, or $0.2 million, from the preceding quarter primarily due to an additional day in the period as well as a four basis point increase in average yields. Total interest expense for the third quarter increased $0.4 million from the preceding quarter primarily due to a $0.5 million charge for the repurchase of $12.7 million of the Company’s $100 million, 5.45% subordinated debentures and interest expense from the $110 million, 3.75% subordinated debentures issued in August, both of which were partially offset by a seven basis point reduction in the average rate paid on interest-bearing deposits. Third quarter loan prepayment penalties were $0.1 million compared with $0.2 million for the second quarter.

	As of or For the Three Months Ended (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-21	Q3-21
Net Interest Income	2021	2021	2021	2020	2020	vs. Q2-21	vs. Q3-20

Interest and fees on loans receivable(1)	$52,961	$52,785	$50,614	$52,372	$52,586	0.3%	0.7%
Interest on securities	1,865	1,404	1,140	1,684	1,972	32.8%	-5.4%
Dividends on FHLB stock	245	242	206	206	204	1.3%	20.1%
Interest on deposits in other banks	329	176	96	97	84	86.9%	291.6%
Total interest and dividend income	$55,400	$54,607	$52,056	$54,359	$54,846	1.5%	1.0%

Interest on deposits	2,466	3,003	3,958	5,330	7,033	-17.9%	-64.9%
Interest on borrowings	409	447	478	528	582	-8.5%	-29.7%
Interest on subordinated debentures	2,545	1,585	1,619	1,623	1,627	60.5%	56.4%
Total interest expense	5,420	5,035	6,055	7,481	9,242	7.6%	-41.4%
Net interest income	$49,980	$49,572	$46,001	$46,878	$45,604	0.8%	9.6%

(1) Includes loans held for sale.

The net interest margin was 3.07% for the third quarter of 2021, down 12 basis points from the prior quarter, primarily due to a 10 basis point decline in the yield on earning assets combined with a four basis point increase in the cost of interest-bearing liabilities.

The yield on average earning assets was 3.41% for the third quarter of 2021 compared with 3.51% for the second quarter of 2021. The decline was primarily due to higher balances of lower-yielding deposits in other banks. Average interest-bearing deposits in other banks increased 32.3% quarter-over-quarter.

The cost of interest-bearing liabilities was 0.61% for the third quarter of 2021 compared with 0.57% for the second quarter of 2021. The increase in cost of interest-bearing liabilities was driven by a $0.5 million charge for the repurchase of $12.7 million of the Company’s 5.45% subordinated debentures as well as the interest expense from the newly issued 3.75% subordinated debentures, partially offset by a 7 basis point decrease in the cost of interest-bearing deposits. The cost of interest-bearing deposits for the third quarter was 0.30%.

	For the Three Months Ended (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-21	Q3-21
Average Earning Assets and Interest-bearing Liabilities	2021	2021	2021	2020	2020	vs. Q2-21	vs. Q3-20
Loans receivable (1)	$4,684,570	$4,753,297	$4,843,825	$4,803,238	$4,734,511	-1.4%	-1.1%
Securities (2)	878,866	812,805	774,022	743,636	696,285	8.1%	26.2%
FHLB stock	16,385	16,385	16,385	16,385	16,385	0.0%	0.0%
Interest-bearing deposits in other banks	872,783	659,934	395,602	392,949	340,486	32.3%	156.3%
Average interest-earning assets	$6,452,604	$6,242,421	$6,029,834	$5,956,208	$5,787,667	3.4%	11.5%

Demand: interest-bearing	$115,233	$112,252	$102,980	$101,758	$99,161	2.7%	16.2%
Money market and savings	2,033,876	2,032,102	1,967,012	1,895,830	1,771,615	0.1%	14.8%
Time deposits	1,061,359	1,136,903	1,238,513	1,315,227	1,357,167	-6.6%	-21.8%
Average interest-bearing deposits	3,210,468	3,281,257	3,308,505	3,312,815	3,227,943	-2.2%	-0.5%
Borrowings	143,750	150,091	150,000	150,000	163,364	-4.2%	-12.0%
Subordinated debentures	163,340	119,170	119,040	118,888	118,733	37.1%	37.6%
Average interest-bearing liabilities	$3,517,558	$3,550,518	$3,577,545	$3,581,703	$3,510,040	-0.9%	0.2%

Average Noninterest Bearing Deposits
Demand deposits - noninterest bearing	$2,444,759	$2,223,172	$1,991,204	$1,935,564	$1,859,832	10.0%	31.5%

(1) Includes loans held for sale.
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

	For the Three Months Ended					Amount Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-21	Q3-21
Average Yields and Rates	2021	2021	2021	2020	2020	vs. Q2-21	vs. Q3-20
Loans receivable(1)	4.49%	4.45%	4.24%	4.34%	4.42%	0.04	0.07
Securities (2)	0.87%	0.69%	0.59%	0.91%	1.13%	0.18	-0.26
FHLB stock	5.93%	5.93%	5.10%	5.00%	4.95%	0.00	0.98
Interest-bearing deposits in other banks	0.15%	0.11%	0.10%	0.10%	0.10%	0.04	0.05
Interest-earning assets	3.41%	3.51%	3.50%	3.63%	3.77%	-0.10	-0.36

Interest-bearing deposits	0.30%	0.37%	0.49%	0.64%	0.87%	-0.07	-0.57
Borrowings	1.13%	1.19%	1.29%	1.40%	1.42%	-0.06	-0.29
Subordinated debentures	6.23%	5.32%	5.44%	5.46%	5.48%	0.91	0.75
Interest-bearing liabilities	0.61%	0.57%	0.69%	0.83%	1.05%	0.04	-0.44

Net interest margin (taxable equivalent basis)	3.07%	3.19%	3.09%	3.13%	3.13%	-0.12	-0.06

Cost of deposits	0.17%	0.22%	0.30%	0.40%	0.55%	-0.05	-0.38

(1) Includes loans held for sale.
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

For the third quarter of 2021, Hanmi recorded a $7.2 million recovery of credit loss expense, comprised of a $7.6 million negative provision for loan losses, a recovery of $0.4 million from an SBA impairment allowance, and a $0.4 million reduction in the allowance for losses on accrued interest receivable for current or previously modified loans, offset by a $1.2 million provision for off-balance sheet items. For the second quarter of 2021, the Company recorded a $3.3 million recovery of credit loss expense, comprised of a $4.1 million recovery for loan losses and a $0.5 million reduction in the allowance for losses on accrued interest receivable for current or previously modified loans, offset by a $1.3 million provision for off-balance sheet items. At September 30, 2021, accrued interest receivable on current and former modified loans was $3.9 million compared with $4.8 million at June 30, 2021 and the related allowance for estimated losses was $0.3 million and $0.7 million at September 30, 2021 and June 30, 2021, respectively.

Third quarter 2021 noninterest income increased to $12.5 million from $8.9 million for the second quarter of 2021, primarily due to a $2.3 million increase in gains on the sale of traditional SBA 7(a) loans and a $1.3 million increase in service charges and fees. The volume of SBA loans sold for the third quarter increased 80.1% to $47.9 million from $26.6 million for the second quarter while trade premiums were 11.85% for the third quarter and 12.55% and for the second quarter. The increase in service charges and fees was driven by updates to the Company’s business deposit account fee schedules and enhanced operational practices that increased fee collections.

	For the Three Months Ended (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-21	Q3-21
Noninterest Income	2021	2021	2021	2020	2020	vs. Q2-21	vs. Q3-20
Service charges on deposit accounts	$3,437	$2,344	$2,357	$2,051	$2,002	46.6%	71.7%
Trade finance and other service charges and fees	1,188	1,259	1,034	1,113	972	-5.6%	22.2%
Servicing income	768	540	846	361	704	42.2%	9.1%
Bank-owned life insurance income	251	252	256	271	289	-0.4%	-13.0%
All other operating income	978	908	841	1,879	806	7.7%	21.4%
Service charges, fees & other	6,622	5,303	5,334	5,675	4,773	24.9%	38.8%

Gain on sale of SBA loans	5,842	3,508	4,125	1,769	2,324	66.5%	151.4%
Net gain on sales of securities	-	-	99	-	-	0.0%	0.0%
Gain on sale of bank premises	45	-	-	365	43	0.0%	4.7%
Legal settlement	-	75	250	1,000	-	-100.0%	0.0%
Total noninterest income	$12,509	$8,886	$9,808	$8,809	$7,140	40.8%	75.2%

Noninterest expense increased 5.6% to $32.5 million for the third quarter of 2021 from $30.8 million for the second quarter primarily due to a $0.6 million increase in advertising and promotion fees, a $0.5 million increase in salaries and employee benefits and a $0.4 million increase in occupancy and equipment expense. The increase in advertising and promotion fees from the prior quarter was primarily related to costs for the launch of a new marketing campaign, charitable donations and scholarships, and other seasonal promotional expenses. The increase in salaries and employee benefits from the prior quarter primarily reflects increased commissions on higher levels of new loan production. Occupancy and equipment expense was up due to purchases of office and technology equipment. The efficiency ratio improved to 52.01% in the third quarter from 52.66% in the prior quarter.

	For the Three Months Ended (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-21	Q3-21
	2021	2021	2021	2020	2020	vs. Q2-21	vs. Q3-20
Noninterest Expense
Salaries and employee benefits	$18,795	$18,302	$16,820	$17,344	$17,194	2.7%	9.3%
Occupancy and equipment	5,037	4,602	4,595	4,651	4,650	9.5%	8.3%
Data processing	2,934	2,915	2,926	2,989	2,761	0.7%	6.3%
Professional fees	1,263	1,413	1,447	1,846	1,794	-10.6%	-29.6%
Supplies and communication	741	733	757	759	698	1.2%	6.2%
Advertising and promotion	953	374	359	888	594	154.7%	60.5%
All other operating expenses	2,906	2,607	2,378	2,006	2,553	11.5%	13.8%
subtotal	32,629	30,946	29,282	30,483	30,244	5.4%	7.9%

Other real estate owned expense (income)	23	(47)	221	310	(116)	148.9%	119.8%
Repossessed personal property expense (income)	(150)	(116)	32	(71)	(204)	-29.3%	26.5%
Impairment loss on bank premises	-	-	-	201	-	0.0%	0.0%
Total noninterest expense	$32,502	$30,783	$29,535	$30,923	$29,924	5.6%	8.6%

Hanmi recorded a provision for income taxes of $10.7 million for the third quarter of 2021, representing an effective tax rate of 28.6% compared with $8.9 million, representing an effective tax rate of 28.6% for the second quarter of 2021. The effective tax rate for the first nine months of 2021 was 29.3% compared with 30.0% for the first nine months of 2020.

Financial Position
Total assets were $6.78 billion at September 30, 2021, a 3.0% increase from $6.58 billion at June 30, 2021 driven by higher cash balances associated with the continued growth in customer noninterest-bearing deposits as well as the net increase in subordinated debentures resulting from the recent debt issuance.

Loans receivable, before the allowance for credit losses, were $4.86 billion at September 30, 2021, up 0.8% from $4.82 billion at June 30, 2021, or up 3.4% when excluding Paycheck Protection Program (“PPP”) loans. Loans held for sale representing the guaranteed portion of SBA 7(a) loans were $17.9 million at the end of the third quarter of 2021, compared with $22.0 million at the end of the second quarter of 2021. Total loans held for sale at the end of the second quarter also included $14.1 million in second draw PPP loans.

	As of (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-21	Q3-21
	2021	2021	2021	2020	2020	vs. Q2-21	vs. Q3-20
Loan Portfolio
Commercial real estate loans	$3,528,506	$3,452,014	$3,372,288	$3,353,818	$3,264,447	2.2%	8.1%
Residential/consumer loans	354,860	348,730	328,228	345,831	370,883	1.8%	-4.3%
Commercial and industrial loans	516,357	587,729	707,073	757,255	765,484	-12.1%	-32.5%
Leases	459,142	431,619	409,562	423,264	433,323	6.4%	6.0%
Loans receivable	4,858,865	4,820,092	4,817,151	4,880,168	4,834,137	0.8%	0.5%
Loans held for sale	17,881	36,030	32,674	8,568	12,834	-50.4%	39.3%
Total	$4,876,746	$4,856,122	$4,849,825	$4,888,736	$4,846,971	0.4%	0.6%

Hanmi generated solid loan production during the third quarter. New loan production totaled $500.0 million at an average rate of 3.90% partially offset by $291.7 million of loans paid-off during the quarter at an average rate of 3.18%. Payoffs for the 2021 third and second quarters included $120.1 million and $114.0 million of first-draw PPP loan forgiveness, respectively.

New Loan Production
(In thousands)
	For the Three Months Ended (in thousands)
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2021	2021	2021	2020	2020
New Loan Production
Commercial real estate loans	$214,380	$186,136	$103,051	$187,050	$99,618
Commercial and industrial loans	114,263	99,429	42,255	71,412	78,594
SBA loans	46,264	42,560	155,908	27,516	31,335
Leases receivable	83,642	70,923	34,055	39,830	21,271
Residential/consumer loans	41,497	66,581	12,722	2,011	25,766
subtotal	500,046	465,629	347,991	327,819	256,584

Payoffs	(291,686)	(264,822)	(166,730)	(160,006)	(139,797)
Amortization	(63,435)	(90,348)	(94,852)	(78,632)	(66,907)
Loan sales	(65,253)	(35,760)	(136,590)	(21,580)	(36,068)
Net line utilization	(39,941)	(70,287)	(9,331)	(18,815)	(2,199)
Charge-offs & OREO	(958)	(1,471)	(3,505)	(2,755)	(3,118)

Loans receivable-beginning balance	4,820,092	4,817,151	4,880,168	4,834,137	4,825,642
Loans receivable-ending balance	$4,858,865	$4,820,092	$4,817,151	$4,880,168	$4,834,137

Deposits totaled $5.73 billion at the end of the third quarter of 2021, compared with $5.63 billion at the end of the preceding quarter. Growth was primarily driven by an increase in noninterest-bearing demand deposits, partially offset by an $86.5 million decrease in time deposits and a $12.1 million decrease in money market and savings deposits. Wholesale time deposits, comprised of public, brokered, and listing-services deposits represented $61.6 million of the decrease in total time deposits. Noninterest-bearing demand deposits now represent 44.5% of total deposits up from 37.8% at September 30, 2020. At September 30, 2021, the loan-to-deposit ratio was 84.8% compared with 85.6% at the end of the previous quarter.

	As of (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-21	Q3-21
	2021	2021	2021	2020	2020	vs. Q2-21	vs. Q3-20
Deposit Portfolio
Demand: noninterest-bearing	$2,548,591	$2,354,671	$2,174,624	$1,898,766	$1,961,006	8.2%	30.0%
Demand: interest-bearing	118,334	113,893	111,362	100,617	100,155	3.9%	18.2%
Money market and savings	2,033,000	2,045,143	2,029,824	1,991,926	1,794,627	-0.6%	13.3%
Time deposits	1,029,611	1,116,124	1,194,013	1,283,699	1,338,504	-7.8%	-23.1%
Total deposits	$5,729,536	$5,629,831	$5,509,823	$5,275,008	$5,194,292	1.8%	10.3%

At September 30, 2021, stockholders’ equity was $619.1 million, compared with $603.0 million at June 30, 2021. Tangible common stockholders’ equity was $607.6 million, or 8.98% of tangible assets, at September 30, 2021 compared with $591.5 million, or 9.01% of tangible assets at the end of the second quarter. The ratio of tangible common equity to tangible assets excluding the $21.9 million of PPP loans was 9.01% at September 30, 2021. Tangible book value per share increased to $19.96 at September 30, 2021 from $19.27 at the end of the prior quarter.

Hanmi continues to be well capitalized for regulatory purposes, with a preliminary Tier 1 risk-based capital ratio of 12.25% and a Total risk-based capital ratio of 17.27% at September 30, 2021, versus 12.30% and 15.53%, respectively, at the end of the second quarter of 2021. The increase in the Total risk-based capital ratio reflects the August issuance of the $110 million of subordinated debentures.

	As of					Amount Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-21	Q3-21
	2021	2021	2021	2020	2020	vs. Q2-21	vs. Q3-20
Regulatory Capital ratios (1)
Hanmi Financial
Total risk-based capital	17.27%	15.53%	15.54%	15.21%	15.16%	1.74	2.11
Tier 1 risk-based capital	12.25%	12.30%	12.26%	11.93%	11.85%	-0.05	0.4
Common equity tier 1 capital	11.85%	11.88%	11.84%	11.52%	11.43%	-0.03	0.42
Tier 1 leverage capital ratio	9.50%	9.57%	9.61%	9.49%	9.53%	-0.07	-0.03
Hanmi Bank
Total risk-based capital	15.25%	15.25%	15.26%	14.86%	14.77%	0.00	0.48
Tier 1 risk-based capital	13.99%	13.99%	14.01%	13.60%	13.51%	0.00	0.48
Common equity tier 1 capital	13.99%	13.99%	14.01%	13.60%	13.51%	0.00	0.48
Tier 1 leverage capital ratio	10.87%	10.89%	10.99%	10.83%	10.88%	-0.02	-0.01

(1) Preliminary ratios for September 30, 2021

Asset Quality
Loans and leases 30 to 89 days past due and still accruing were 0.12% of loans and leases at the end of the third quarter of 2021, compared with 0.09% at the end of the second quarter.

Special mention loans were $130.6 million at the end of the third quarter compared with $121.8 million at June 30, 2021. The quarter-over-quarter change reflected upgrades from classified loans of $6.4 million and downgrades from pass loans and other additions of $28.2 million. Reductions include payoffs/paydowns of $14.0 million, $10.3 million of upgrades to pass and $1.7 million of downgrades to classified. The September 30, 2021 balance of special mention loans included $76.6 million of loans adversely affected by the COVID-19 pandemic.

Classified loans were $82.4 million at September 30, 2021 compared with $110.1 million at the end of the second quarter. The quarter-over-quarter change reflected payoffs/sales of $16.6 million, upgrades of $8.7 million and paydowns and other reductions of $5.4 million. Additions to classified loans, representing downgrades from pass and special mention, totaled $3.0 million. At September 30, 2021, classified loans included $40.4 million of loans adversely affected by the COVID-19 pandemic.

Nonperforming loans were $21.2 million at the end of the third quarter of 2021, or 0.44% of loans, compared with $52.0 million at the end of the second quarter of 2021, or 1.08% of the portfolio. The quarter-over-quarter change reflected payoffs, paydowns, and charge-offs of $31.2 million and upgrades to accrual of $1.8 million. Additions to nonperforming loans totaled $2.2 million for the quarter. At September 30, 2021, nonperforming loans included $5.4 million of loans and leases adversely affected by the COVID-19 pandemic.

Nonperforming assets were $21.9 million at the end of the third quarter of 2021, or 0.32% of total assets, compared with $52.7 million, or 0.80% of assets, at the end of the prior quarter.

Loans modified under the CARES Act declined to $12.0 million at September 30, 2021 from $72.3 million at June 30, 2021. All of the remaining modified loans are making interest only or other reduced payments that are less than the contractually required amount. Of the modified loan portfolio, $6.4 were special mention and $3.0 million were classified. In addition, modified loans on nonaccrual totaled $1.4 million.

Gross charge-offs for the third quarter of 2021 were $1.0 million compared with $1.5 million for the preceding quarter. Recoveries of previously charged-off loans for the third quarter of 2021 were $1.8 million compared with $0.6 million for the preceding quarter. As a result, there were net recoveries of $0.9 million for the third quarter of 2021, compared with net charge-offs of $0.9 million for the preceding quarter. For the third quarter of 2021, net recoveries represented 0.07% of average loans on an annualized basis compared with net charge-offs of 0.08% of average loans for the second quarter on an annualized basis.

The allowance for credit losses was $76.6 million as of September 30, 2021 generating an allowance for credit losses to loans of 1.58% compared with 1.73% (1.78% excluding the PPP loans) at the end of the prior quarter. Although macroeconomic assumptions continue to improve, the risk factors associated with the impact of the COVID-19 pandemic on the Bank’s loan portfolio continue to be considered in establishing the allowance for credit losses.

	As of or for the Three Months Ended (in thousands)					Amount Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-21	Q3-21
	2021	2021	2021	2020	2020	vs. Q2-21	vs. Q3-20
Asset Quality Data and Ratios

Delinquent loans:
Loans, 30 to 89 days past due and still accruing	$6,017	$4,332	$6,926	$9,473	$9,428	$1,685	$(3,411)
Delinquent loans to total loans	0.12%	0.09%	0.14%	0.19%	0.20%	0.03	-0.07

Criticized loans:
Special mention	$130,564	$121,826	$96,057	$76,978	$57,105	$8,738	$73,459
Classified	82,436	110,120	147,426	140,168	106,211	(27,684)	(23,775)
Total criticized loans	$213,000	$231,946	$243,483	$217,146	$163,316	$(18,946)	$49,684

Nonperforming assets:
Nonaccrual loans	$21,223	$39,573	$55,058	$83,032	$64,333	$(18,350)	$(43,110)
Loans 90 days or more past due and still accruing	13	12,446	-	-	-	(12,433)	13
Nonperforming loans	21,236	52,019	55,058	83,032	64,333	(30,783)	(43,097)
Other real estate owned, net	675	712	1,545	2,360	1,052	(37)	(377)
Nonperforming assets	$21,911	$52,731	$56,603	$85,392	$65,385	$(30,820)	$(43,474)

Nonperforming loans to total loans	0.44%	1.08%	1.14%	1.70%	1.33%
Nonperforming assets to assets	0.32%	0.80%	0.88%	1.38%	1.07%

Allowance for credit losses:
Balance at beginning of period	$83,372	$88,392	$90,426	$86,620	$86,330
Credit loss expense (recovery) on loans	(7,623)	(4,112)	964	5,731	696
Net loan (charge-offs) recoveries	864	(908)	(2,998)	(1,925)	(406)
Balance at end of period	$76,613	$83,372	$88,392	$90,426	$86,620

Net loan charge-offs to average loans (1)	-0.07%	0.08%	0.25%	0.16%	0.03%
Allowance for credit losses to loans	1.58%	1.73%	1.83%	1.85%	1.79%

Allowance for credit losses related to off-balance sheet items:
Balance at beginning of period	$3,643	$2,342	$2,791	$5,689	$6,347
Credit loss expense on off-balance sheet items	1,208	1,301	(450)	(2,898)	(658)
Balance at end of period	$4,851	$3,643	$2,342	$2,791	$5,689

Allowance for Losses on Accrued Interest Receivable:
Balance at beginning of period	$680	$1,196	$1,666	$ -	$ -
Interest reversal for loans placed on nonaccrual	-	-	-	(584)	-
Credit loss expense on interest accrued on CARES Act modifications	(369)	(516)	(470)	2,250	-
Balance at end of period	$311	$680	$1,196	$1,666	$ -

Commitments to extend credit	$536,149	$552,773	$463,841	$453,899	$444,782

(1) Annualized

Corporate Developments
On July 29, 2021 Hanmi’s Board of Directors declared a cash dividend on its common stock for the 2021 third quarter of $0.12 per share. The dividend was paid on August 26, 2021 to stockholders of record as of the close of business on August 9, 2021.

Also during the third quarter, Hanmi purchased 249,920 shares of common stock under the previously authorized stock repurchase program at an average price of approximately $18.77 per share. Hanmi’s cumulative 2021 purchases represent approximately 1% of year-end 2020 outstanding shares.

In addition, Hanmi issued $110 million of fixed-to-floating rate subordinated debentures with initial annual interest rate of 3.75%. Hanmi plans to use the net proceeds from the issuance for general corporate purposes, which may include refinancing activities, including repayment of all or a portion of the remaining $87.3 million in outstanding principal amount of our, 5.45% subordinated notes redeemable March 30, 2022. During the third quarter, Hanmi repurchased $12.7 million of these notes resulting in a charge to interest expense of $0.5 million.

Conference Call
Management will host a conference call today, October 26, 2021 at 2:00 p.m. PT (5:00 p.m. ET) to discuss these results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective stockholders are invited to access the live call by dialing 1-877- 407-9039 before 2:00 p.m. PT, using access code HANMI. To listen to the call online, either live or archived, visit the Investor Relations page of Hanmi’s website at www.hanmi.com.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 35 full-service branches and 9 loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about our anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital and strategic plans, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that our forward-looking statements to be reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statements. These factors include the following:

  a failure to maintain adequate levels of capital and liquidity to support our operations;
  the effect of potential future supervisory action against us or Hanmi Bank;
  the effect of our rating under the Community Reinvestment Act and our ability to address any issues raised in our regulatory exams;
  general economic and business conditions internationally, nationally and in those areas in which we operate;
  volatility and deterioration in the credit and equity markets;
  changes in consumer spending, borrowing and savings habits;
  availability of capital from private and government sources;
  demographic changes;
  competition for loans and deposits and failure to attract or retain loans and deposits;
  fluctuations in interest rates and a decline in the level of our interest rate spread;
  risks of natural disasters;
  a failure in or breach of our operational or security systems or infrastructure, including cyberattacks;
  the failure to maintain current technologies;
  the inability to successfully implement future information technology enhancements;
  difficult business and economic conditions that can adversely affect our industry and business, including competition, fraudulent activity and negative publicity;
  risks associated with Small Business Administration loans;
  failure to attract or retain key employees;
  our ability to access cost-effective funding;
  fluctuations in real estate values;
  changes in accounting policies and practices;
  the imposition of tariffs or other domestic or international governmental policies impacting the value of the products of our borrowers;
  changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums;
  the ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests;
  the ability to identify a suitable strategic partner or to consummate a strategic transaction;
  the adequacy of our allowance for credit losses;
  our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses;
  changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements;
  our ability to control expenses;
  changes in securities markets; and
  risks as it relates to cyber security against our information technology and those of our third-party providers and vendors.

Further, given its ongoing and dynamic nature, it is difficult to predict the continuing impact of the COVID-19 pandemic on our business and results of operation. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and whether the continued reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

  demand for our products and services may decline;
  if the economy is unable to substantially reopen, and higher levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase;
  collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
  our allowance for credit losses may have to be increased if borrowers experience financial difficulties;
  a worsening of business and economic conditions or in the financial markets could result in an impairment of certain intangible assets, such as goodwill or our servicing assets;
  the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
  a material decrease in net income or a net loss over several quarters could result in the elimination or a decrease in the rate of our quarterly cash dividend;
  litigation, regulatory enforcement risk and reputation risk regarding our participation in the Paycheck Protection Program and the risk that the Small Business Administration may not fund some or all PPP loan guaranties;
  our cyber security risks are increased as the result of an increase in the number of employees working remotely;
  FDIC premiums may increase if the agency experiences additional resolution costs; and
  the unanticipated loss or unavailability of key employees due to the outbreak, which could harm our ability to operate our business or execute our business strategy, especially as we may not be successful in finding and integrating suitable replacements.

In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Investor Contacts:

Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Lasse Glassen
Investor Relations / Addo Investor Relations
310-829-5400

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30,	June 30,	Percentage	September 30,	Percentage
	2021	2021	Change	2020	Change
Assets
Cash and due from banks	$824,347	$697,789	18.1%	$359,755	129.1%
Securities available for sale, at fair value	906,996	862,119	5.2%	723,601	25.3%
Loans held for sale, at the lower of cost or fair value	17,881	36,030	-50.4%	12,834	39.3%
Loans receivable, net of allowance for credit losses	4,782,252	4,736,720	1.0%	4,747,517	0.7%
Accrued interest receivable	11,943	14,397	-17.0%	21,417	-44.2%
Premises and equipment, net	25,582	26,225	-2.5%	27,956	-8.5%
Customers' liability on acceptances	352	1,907	-81.5%	208	69.3%
Servicing assets	6,838	6,199	10.3%	6,348	7.7%
Goodwill and other intangible assets, net	11,450	11,504	-0.5%	11,677	-1.9%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Bank-owned life insurance	54,653	54,402	0.5%	53,623	1.9%
Prepaid expenses and other assets	117,854	115,178	2.3%	125,461	-6.1%
Total assets	$6,776,533	$6,578,856	3.0%	$6,106,782	11.0%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$2,548,591	$2,354,671	8.2%	$1,961,006	30.0%
Interest-bearing	3,180,945	3,275,159	-2.9%	3,233,286	-1.6%
Total deposits	5,729,536	5,629,830	1.8%	5,194,292	10.3%
Accrued interest payable	1,235	1,855	-33.4%	5,427	-77.2%
Bank's liability on acceptances	352	1,907	-81.5%	208	69.3%
Borrowings	137,500	150,000	-8.3%	150,000	-8.3%
Subordinated debentures	214,844	119,243	80.2%	118,821	80.8%
Accrued expenses and other liabilities	74,011	73,044	1.3%	74,831	-1.1%
Total liabilities	6,157,478	5,975,879	3.0%	5,543,579	11.1%

Stockholders' equity:
Common stock	33	33	0.0%	33	0.0%
Additional paid-in capital	580,259	579,595	0.1%	577,727	0.4%
Accumulated other comprehensive income	(5,357)	(2,859)	-87.4%	1,721	-411.3%
Retained earnings	169,534	146,651	15.6%	102,751	65.0%
Less treasury stock	(125,414)	(120,443)	-4.1%	(119,029)	-5.4%
Total stockholders' equity	619,055	602,977	2.7%	563,203	9.9%
Total liabilities and stockholders' equity	$6,776,533	$6,578,856	3.0%	$6,106,782	11.0%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Dollars in thousands)

	Three Months Ended
	September 30,	June 30,	Percentage	September 30,	Percentage
	2021	2021	Change	2020	Change
Interest and dividend income:
Interest and fees on loans receivable	$52,961	$52,785	0.3%	$52,586	0.7%
Interest on securities	1,865	1,404	32.8%	1,972	-5.4%
Dividends on FHLB stock	245	242	1.1%	204	20.1%
Interest on deposits in other banks	329	176	86.7%	84	291.6%
Total interest and dividend income	55,400	54,607	1.5%	54,846	1.0%
Interest expense:
Interest on deposits	2,466	3,003	-17.9%	7,032	-64.9%
Interest on borrowings	409	447	-8.5%	582	-29.7%
Interest on subordinated debentures	2,545	1,585	60.5%	1,627	56.4%
Total interest expense	5,420	5,035	7.6%	9,241	-41.4%
Net interest income before credit loss expense	49,980	49,572	0.8%	45,605	9.6%
Credit loss expense (recovery)	(7,234)	(3,327)	-117.5%	38	0.0%
Net interest income after credit loss expense	57,214	52,899	8.2%	45,567	25.6%
Noninterest income:
Service charges on deposit accounts	3,437	2,344	46.6%	2,002	71.7%
Trade finance and other service charges and fees	1,188	1,259	-5.6%	972	22.3%
Gain on sale of Small Business Administration ("SBA") loans	5,842	3,508	66.5%	2,324	151.4%
Other operating income	2,042	1,775	15.1%	1,842	10.9%
Total noninterest income	12,509	8,886	40.8%	7,140	75.2%
Noninterest expense:
Salaries and employee benefits	18,795	18,302	2.7%	17,194	9.3%
Occupancy and equipment	5,037	4,602	9.4%	4,650	8.3%
Data processing	2,934	2,915	0.7%	2,761	6.3%
Professional fees	1,263	1,413	-10.6%	1,794	-29.6%
Supplies and communications	741	733	1.2%	698	6.2%
Advertising and promotion	953	374	154.8%	594	60.4%
Other operating expenses	2,779	2,444	13.7%	2,233	24.5%
Total noninterest expense	32,502	30,783	5.6%	29,924	8.6%
Income before tax	37,221	31,002	20.1%	22,783	63.4%
Income tax expense	10,656	8,880	20.0%	6,439	65.5%
Net income	$26,565	$22,122	20.1%	$16,344	62.5%

Basic earnings per share:	$0.87	$0.72		$0.53
Diluted earnings per share:	$0.86	$0.72		$0.53

Weighted-average shares outstanding:
Basic	30,474,391	30,442,993		30,464,263
Diluted	30,552,196	30,520,456		30,464,263
Common shares outstanding	30,441,601	30,697,652		30,719,591

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	September 30,	September 30,	Percentage
	2021	2020	Change
Interest and dividend income:
Interest and fees on loans receivable	$156,361	$159,464	-1.9%
Interest on securities	4,409	8,852	-50.2%
Dividends on FHLB stock	693	696	-0.4%
Interest on deposits in other banks	601	495	21.4%
Total interest and dividend income	162,064	169,507	-4.4%
Interest expense:
Interest on deposits	9,419	28,663	-67.1%
Interest on borrowings	1,332	1,838	-27.5%
Interest on subordinated debentures	5,759	4,984	15.6%
Total interest expense	16,510	35,485	-53.5%
Net interest income before credit loss expense	145,554	134,022	8.6%
Credit loss expense (recovery)	(8,452)	40,371	-120.9%
Net interest income after credit loss expense	154,006	93,651	64.4%
Noninterest income:
Service charges on deposit accounts	8,036	6,434	24.9%
Trade finance and other service charges and fees	3,468	2,920	18.8%
Gain on sale of Small Business Administration ("SBA") loans	13,475	3,478	287.4%
Net gain on sales of securities	99	15,712	-99.4%
Other operating income	6,123	5,751	6.5%
Total noninterest income	31,201	34,295	-9.0%
Noninterest expense:
Salaries and employee benefits	53,917	49,645	8.6%
Occupancy and equipment	14,235	13,633	4.4%
Data processing	8,775	8,233	6.6%
Professional fees	4,123	5,255	-21.5%
Supplies and communications	2,231	2,337	-4.6%
Advertising and promotion	1,685	1,783	-5.5%
Other operating expenses	7,852	7,245	8.4%
Total noninterest expense	92,818	88,131	5.3%
Income before tax	92,389	39,815	132.0%
Income tax expense	27,042	11,945	126.4%
Net income	$65,346	$27,870	134.5%

Basic earnings per share:	$2.13	$0.91
Diluted earnings per share:	$2.13	$0.91

Weighted-average shares outstanding:
Basic	30,222,978	30,276,462
Diluted	30,298,553	30,276,462
Common shares outstanding	30,441,601	30,719,591

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(Dollars in thousands)

	Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans receivable (1)	$4,684,570	$52,961	4.49%	$4,753,297	$52,787	4.45%	$4,734,511	$52,586	4.42%
Securities (2)	878,866	1,865	0.87%	812,805	1,404	0.69%	696,285	1,972	1.13%
FHLB stock	16,385	245	5.93%	16,385	242	5.93%	16,385	204	4.95%
Interest-bearing deposits in other banks	872,783	329	0.15%	659,934	176	0.11%	340,486	84	0.10%
Total interest-earning assets	6,452,604	55,400	3.41%	6,242,421	54,609	3.51%	5,787,667	54,846	3.77%

Noninterest-earning assets:
Cash and due from banks	64,454			61,560			64,814
Allowance for credit losses	(83,252)			(88,049)			(86,615)
Other assets	223,261			220,779			245,589

Total assets	$6,657,067			$6,436,711			$6,011,455

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$115,233	$15	0.05%	$112,252	$23	0.05%	$99,161	$17	0.07%
Money market and savings	2,033,876	1,207	0.24%	2,032,102	1,298	0.26%	1,771,615	2,192	0.49%
Time deposits	1,061,359	1,244	0.46%	1,136,903	1,682	0.59%	1,357,167	4,823	1.41%
Total interest-bearing deposits	3,210,468	2,466	0.30%	3,281,257	3,003	0.37%	3,227,943	7,032	0.87%
Borrowings	143,750	409	1.13%	150,091	447	1.19%	163,364	582	1.42%
Subordinated debentures	163,340	2,545	6.23%	119,170	1,585	5.32%	118,733	1,627	5.48%
Total interest-bearing liabilities	3,517,558	5,420	0.61%	3,550,518	5,035	0.57%	3,510,040	9,241	1.05%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	2,444,759			2,223,171			1,859,832
Other liabilities	79,348			67,771			87,811
Stockholders' equity	615,402			595,250			553,772

Total liabilities and stockholders' equity	$6,657,067			$6,436,711			$6,011,455

Net interest income (tax equivalent basis)		$49,980			$49,574			$45,605

Cost of deposits			0.17%			0.22%			0.55%
Net interest spread (taxable equivalent basis)			2.80%			2.94%			2.72%
Net interest margin (taxable equivalent basis)			3.07%			3.19%			3.13%

(1) Includes average loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	September 30, 2021			September 30, 2020
		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans receivable (1)	$4,759,980	$156,361	4.39%	$4,644,647	$159,464	4.59%
Securities (2)	822,282	4,409	0.73%	636,860	8,852	1.85%
FHLB stock	16,385	693	5.66%	16,385	696	5.68%
Interest-bearing deposits in other banks	644,521	601	0.12%	277,698	495	0.24%
Total interest-earning assets	6,243,168	162,064	3.47%	5,575,590	169,507	4.06%

Noninterest-earning assets:
Cash and due from banks	60,923			77,263
Allowance for credit losses	(86,970)			(71,587)
Other assets	225,687			223,675

Total assets	$6,442,808			$5,804,941

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$110,200	$44	0.05%	$91,618	$56	0.08%
Money market and savings	2,011,242	3,984	0.26%	1,712,121	9,281	0.72%
Time deposits	1,144,942	5,391	0.63%	1,445,763	19,327	1.79%
Total interest-bearing deposits	3,266,384	9,419	0.39%	3,249,502	28,664	1.18%
Borrowings	147,924	1,332	1.20%	211,976	1,839	1.16%
Subordinated debentures	134,012	5,759	5.73%	118,587	4,984	5.60%
Total interest-bearing liabilities	3,548,320	16,510	0.62%	3,580,065	35,487	1.32%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	2,221,373			1,595,368
Other liabilities	75,720			75,487
Stockholders' equity	597,395			554,021

Total liabilities and stockholders' equity	$6,442,808			$5,804,941

Net interest income (tax equivalent basis)		$145,554			$134,020

Cost of deposits			0.23%			0.79%
Net interest spread (taxable equivalent basis)			2.85%			2.74%
Net interest margin (taxable equivalent basis)			3.12%			3.21%

(1) Includes average loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible common equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share, per share data and ratios)

	September 30,	June 30,	March 31,	December 31,	September 30,
Hanmi Financial Corporation	2021	2021	2021	2020	2020
Assets	$6,776,533	$6,578,856	$6,438,401	$6,201,888	$6,106,782
Less goodwill and other intangible assets	(11,450)	(11,504)	(11,558)	(11,612)	(11,677)
Tangible assets	$6,765,083	$6,567,352	$6,426,843	$6,190,276	$6,095,105

Stockholders' equity (1)	$619,055	$602,977	$581,822	$577,044	$563,203
Less goodwill and other intangible assets	(11,450)	(11,504)	(11,558)	(11,612)	(11,677)
Tangible stockholders' equity (1)	$607,605	$591,473	$570,264	$565,433	$551,526

Stockholders' equity to assets	9.14%	9.17%	9.04%	9.30%	9.22%
Tangible common equity to tangible assets (1)	8.98%	9.01%	8.87%	9.13%	9.05%

Common shares outstanding	30,441,601	30,697,652	30,682,533	30,717,835	30,719,591
Tangible common equity per common share	$19.96	$19.27	$18.59	$18.41	$17.95

(1) There were no preferred shares outstanding at the periods indicated.

Paycheck Protection Program

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was adopted, which included authorization for the U.S. Small Business Administration (the “SBA”) to introduce a new program, entitled the “Paycheck Protection Program,” which provides loans for eligible businesses through the SBA’s 7(a) loan guaranty program. These loans are fully guaranteed and available for loan forgiveness of up to the full principal amount so long as certain employee and compensation levels of the business are maintained and the proceeds of the loan are used as required under the program. The Paycheck Protection Program (“PPP”) and loan forgiveness are intended to provide economic relief to small businesses nationwide adversely impacted under the COVID-19 pandemic.

Hanmi participated in this program and the financial information for the 2021 third quarter reflects this participation. This table below shows financial information excluding the effect of the origination of the PPP loans, including the corresponding interest income earned on such loans, which constitutes a non-GAAP measure. Management believes the presentation of certain financial measures excluding the effect of PPP loans provides useful supplemental information that is essential to a proper understanding of the financial condition and results of operations of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial measures that may be used by other companies.

PPP Non-GAAP Financial Data (Unaudited)
(In thousands, except ratios)

	As of September 30, 2021	As of June 30, 2021

Tangible assets	6,765,083	6,567,352
Less first and second draw PPP loans	(21,895)	(158,134)
Tangible assets adjusted for PPP loans	$6,743,188	$6,409,218

Tangible stockholders' equity	607,605	591,473

Tangible common equity to tangible assets (1)	8.98%	9.01%
Tangible common equity to tangible assets adjusted for PPP loans (1)	9.01%	9.23%

(1) There were no preferred shares outstanding at June 30, or March 31, 2021

Allowance for credit losses	76,613	83,372

Loans receivable	4,858,865	4,820,092
Less first draw PPP loans	(21,895)	(144,077)
Loans receivable adjusted for PPP loans	$4,836,970	$4,676,015

Allowance for credit losses to loans receivable	1.58%	1.73%
Allowance for credit losses to loans receivable adjusted for PPP loans	1.58%	1.78%

	For the Nine Months Ended September 30, 2021	For the Three Months Ended September 30, 2021
Net interest income	$145,553	$49,980
Less PPP loan interest income	(5,893)	(1,564)
Net interest income adjusted for PPP loans	$139,660	$48,416

Average interest-earning assets	6,243,168	6,452,604
Less average PPP loans	(171,174)	(55,831)
Average interest-earning assets adjusted for PPP loans	$6,071,994	$6,396,773

Net interest margin (1)	3.12%	3.07%
Net interest margin adjusted for PPP loans (1)	3.08%	3.00%

(1) Net interest income (as applicable) divided by average interest-earning assets (as applicable), annualized

Noninterest expense	92,818	32,502
Add back PPP deferred origination costs	1,403	-
Noninterest expense adjusted for PPP loans	$94,221	$32,502

Net interest income plus noninterest income	$176,755	$62,489
Less securities and PPP gains	(3,096)	(339)
Net interest income plus noninterest income adjusted for securities and PPP gains	$173,659	$62,150

Efficiency ratio (1)	52.51%	52.01%
Efficiency ratio adjusted for PPP loans and securities gains (1)	54.26%	52.30%

(1) Noninterest expense (as applicable) divided by the sum of net interest income and noninterest income (as applicable)